Operator:

Good day and welcome to the CynergisTek Third Quarter 2019 Earnings Call. Today's conference is being recorded.

At this time, I would like to turn the conference over to Mr. Bryan Flynn, CynergisTek Investor Relations. Please go ahead, sir.

Bryan Flynn:

Thank you, Operator. I want to welcome everyone to CynergisTek’s Third Quarter 2019 Earnings Call. Joining us today from the Company include Mr. Caleb Barlow, President and Chief Executive Officer, and Mr. Paul Anthony, Chief Financial Officer.

Before we begin with the formal presentation, I'd like to remind everyone that some statements made on the call and webcast, including those regarding future financial results and industry prospects, among others, are forward-looking and may be subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the conference call. Certain of these risks and uncertainties are or will be described in greater detail in the Company's SEC filings. CynergisTek is under no obligation and expressly disclaims any such obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

At this time, I would like to turn the call over to our CEO, Caleb Barlow.

Caleb Barlow:

Good morning, everyone. Before I start my remarks today, I wanted to point out that last week, we held a CEO Strategy Webcast where I laid out my observations and go-forward strategy after the first hundred days on the job. I discussed the state of the security and privacy market in healthcare, along with a series of five strategic imperatives that will get us back on a growth curve.

Turning to the third quarter, we continued to grow our customers by adding 32 new clients. We saw 15% revenue growth in our managed service offerings year-to-date. This is slightly down compared to previous years. Professional and consulting revenue was also down year-over-year, which, as we’ve discussed before, was due to a lower revenue from our largest professional services client as we’re getting close to the completion of a large remediation project that started in 2018.

As we stated on the hundred-day webcast last week, there are a few challenges that need to be addressed that impacted this quarter, and will in turn impact revenue for the year. We have a sales and marketing challenge. Multiple departures, including the sales leader, combined with distractions during the divestiture, have resulted in a go-to-market organization that’s operating at about half speed. This is a fixable problem, but it takes time to rebuild a pipeline.

The first step is the addition of an experienced sales leader. One of the first things I did was start a thorough search for a sales leader, and we are narrowing in on a top-notch industry player. We’re looking for a leader that has experience in the security industry, but also has the contact, the network, reputation, and most importantly, speaks the language of healthcare. Stay tuned on this. We hope to have an announcement on this before the end of the year.

We have a cost challenge, and a series of targeted cost reduction efforts are always underway to right-size the organization and position us for growth. Paul is going to go into more detail on potential savings later on in the call.

We need to strengthen and up-skill our team. We’re investing in professional development for our people; we have focused recruiting on skills that will enable us to scale, and we are also looking at how we improve the capabilities of our Board.

One of the ways we will grow is by acquisitions. We’re interested in acquisitions that expand our capabilities and are accretive. This quarter, we were able to close on the acquisition of Backbone Consultants. They’re a healthcare, security, privacy and compliance company based out of Minneapolis, Minnesota. Backbone brings multiyear contracts with a diverse and growing customer base, both in the healthcare and non-healthcare, including two Fortune 1000 EHR vendors, and one of the largest medical device manufacturers in the market.

Backbone extends our capabilities in compliance with IT auditing for Sarbanes-Oxley. It extends our privacy practice into GDPR Radius, which, although a European regulation, is critical for even U.S. companies doing business in Europe.

Backbone is a provider of the DEA-mandated electronic prescription for controlled substances certification audit. They have a team of certified information system monitors that are qualified to conduct EPCS audits. One of the most compelling features in this certification is it generated reoccurring revenue for the business, because you see, this auditor certification has to be done any time a functionality related to the controlled substance prescription requirements is altered, or every two years, whichever is first. Historically, they have shown solid revenue growth with a compound annual growth rate of about 24% from 2016 to 2018. They have incredible relationships with their 50+ customers, having a renewal rate greater than 90%. With the addition of Backbone, we bring our total customer count to approximately 350 nationwide, which brings additional opportunities for cross-selling and expanding out our sales pipeline.

Finally, the acquisition allowed us to immediately on-board 17 billable, talented and skilled information security and privacy experts. These field employees will bring a wealth of knowledge, allowing us to expand our capabilities, as well as cross-train our employees on delivering these services. Most importantly, Backbone came with almost no overhead. All but one of their people are billable.

Now, I also want to mention a couple words around an announcement last week with our new partner, LogicGate. According to CynergisTek’s 2019 Annual Report, third-party vendors represent a growing security risk to healthcare organizations, and 23% of the vendors we evaluated fell into the high and medium risk category for our clients.

Remember how Target was breached by their HVAC vendor? Now just imagine a hospital: hundreds of vendors, many of which have access to medical records across the network. Vendor risk management is a big deal for our clients, and we approach it with a comprehensive managed service.

But now imagine the challenge that we have, interviewing and chasing down vendors, identifying their security risks, and then developing remediation plans that are initially agreed upon between the client and their suppliers. Carrie Whysall, one of our more recent hires, and the former Senior Director of Security for Ascension Information Services, has been leading an effort to improve the productivity of this offering. Now, she and her team identified new capabilities and efficiencies that we could garner with LogicGate, and we moved quickly to close on the partnership.

With LogicGate, we can make it easier for clients to identify and remediate third-party risks. Their solution offers unique capabilities, such as enhanced automation of vendor risk assessments, and easy tracking of risk remediation and mitigation activities. Combined with our comprehensive managed service, we can help our clients to close that gap between finding the risks and remediating the risks.

This partnership will also allow CynergisTek to opt (inaudible) our own operations by retiring an in-house developed risk management solution. Simply put, we improve the outcome for our clients, increase our own team’s productivity and we no longer need to maintain developers for our own software product.

Now, once again, if you haven’t had the opportunity to listen to the hundred-day CEO webcast, I highly recommend you do. The details in the webcast about the market direction should give you some insights into why we are in the healthcare market and the demand for our services. The strategic imperatives will give you insights into how we’re going to get there, the team we need to build, and the impediments we need to address. Finally, it will give you the “what”, the new revenue opportunities we can capture, both the ones that are close to what we do today, and those adjacencies that aren’t a far reach.

Addressing the five key imperatives I lay out in the webcast is a top priority. I think we have a strategy here that can work, and now we start the hard work of getting it done.

I also want to share some new news you might not have seen. Released just last week, an independent and unbiased survey from Black Book Market Research of over 2,800 security professionals from 733 provider organizations in the healthcare industry identified CynergisTek as the top cybersecurity advisors and consultants servicing the healthcare industry. Now, this beat out some much larger organizations, like Deloitte, KPMG, HCI Group, E&Y, Secure Digital Solutions, and even my old stomping grounds at IBM Securities.

With that, I’d like to hand the call over to Paul to give a summary of the Q3 financials. Paul, go ahead.

Paul Anthony:

Thanks, Caleb. The financial information I’m about to provide is for the continuing security business only, unless I specifically mention that it includes discontinued operations.

Security revenue for the third quarter decreased by $0.9 million to $4.8 million; breaking down this revenue for Q3 2019 versus ’18, managed services revenue was $3 million, an increase of 14%, professional and consulting services decreased 43% to $1.7 million. As Caleb previously stated, this drop was a result of our largest professional services client completing a large portion of their remediation efforts they initiated back in Q2 of 2018 that drove our 2017 versus ’18 growth rate above 200%.

We saw the biggest benefit from this contract in Q3 and Q4 of ’18 where it peaked at $2.2 million in Q4 of 2018. This quarter, the revenue from this client was down to about $600,000, and we expect to work to finish early next year. We expect the lumpiness that comes with this side of the business to also continue.

Heading into Q4, we expect revenue from the core CynergisTek offerings to come in flat this quarter, and we anticipate Backbone to add 10%-plus of growth over Q3. Although we expect to see a slow start for the core offerings going into 2020, as we make changes to the sales and marketing organizations, and taking into consideration the addition of Backbone, we are looking for double-digit revenue growth for 2020.

Gross margins were 34% for the third quarter 2019 compared to 49% in 2018. As we mentioned last quarter, the declines in gross margin are reflective of our investment in attracting cybersecurity professionals, the implementation of new services to support the business, costs associated with ramping up the new managed services, which had an approximate 4% margin impact. Additionally, the drop in revenue from the professional services and consulting business had the biggest impact, with approximately 10% to our gross margin this quarter. We do expect margins to improve over the next few quarters as we grow revenue with the addition of Backbone, and some targeted cost reductions.

Sales and marketing expense decreased $100,000 due to less in salaries and related costs from the turnover in our sales team. We do expect sales and marketing to increase in Q4 and into 2020 as we rebuild the sales and marketing team and look to maintain them at full strength and we redeploy some resources to better support this side of the business.

G&A expense increased to $0.3 million due to the non-recurring expenses related to the on-boarding of our new CEO and those transition activities. Q4, we’ll continue to see the impact of this transition, along with some additional severance-related costs we’ll cover shortly. We expect general and administrative expenses to decrease next year as we complete this transition and the removal of the dual CEO expense when we see the impact from these targeted cost reductions we initiated in Q4, partially offset by some costs associated with the addition of Backbone.

To give a little more information about the cost reduction initiatives, with the divestiture of the managed print services business earlier this year, we reduced operating expenses, but we did maintain some support roles as we completed the transition to a pure-play information security Company. We are now able to complete this effort and have identified additional areas to right-size the support organization. We estimate the impact to be approximately $1.5 million in savings for 2020, with 70% of this coming from operating expenses. We do expect to see some added severance costs in Q4 of this year, which will total approximately $250,000.

Non-GAAP Adjusted EBITDA loss was $0.4 million or negative 8% of revenues for the third quarter of ’19, compared to income of $0.4 million or 7% of revenues for ’18. Non-GAAP adjusted loss was $0.4 million or $0.04 per basic and diluted share for the third quarter ’19 compared to breakeven for 2018.

The Company had $10.2 million of cash and cash equivalents before taking into consideration the Backbone acquisition, the receipt of escrow funds from the sale of the MPS business, and our approximate $2.4 million tax liability driven by the gain on the sale of the MPS business. We expect our cash balance to be around $4 million at the end of the year. The full financials and reconciliation of GAAP to non-GAAP information can be found in the Earnings Release that came out earlier today.

It will take a couple months to complete the conversion of Backbone’s financials to GAAP, but initial indication is that, from a financial perspective, Backbone generated approximately $3.6 million in trailing 12-month revenue. The full earn-out targets are for double-digit revenue growth year-over-year for the next three years. Looking at the earnings impact, we’re looking for 15% to 20% EBITDA margin from this business.

The initial consideration paid to Backbone totaled $7 million and includes $5.5 million in cash, and $1.5 million in CynergisTek common stock. The additional earn-outs over the three-year period total a maximum of $4 million.

Given our current results, the reduction in overhead costs and the investments we plan to make in sales and marketing and potential acquisitions, we are constantly monitoring our cash position to ensure we can execute on our long-term strategy. Along with the Board, we will continue to keep you updated on our progress in this area.

This concludes the financials and the prepared remarks for Q3. Operator, please open the floor for questions.

Operator:

Thank you. If you would like to ask a question, please signal by pressing star, one on your telephone keypad. If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Again, that’s star, one to ask a question. We’ll pause for just a moment to allow everyone an opportunity to signal for questions.

We’ll now take our first question from Matt Hewitt from Craig-Hallum Capital Group. Please go ahead, your line is open.

Lucas Baranowski:

Yes, this is Lucas Baranowski on for Matt Hewitt here at Craig-Hallum. Thanks for all of the color on the cost savings. That was pretty helpful. Just one question there, though; the $1.5 million figure that you gave. I mean, is that kind of the total amount of the cost savings, or is there may be some other savings on top of that, from some other initiatives that you have going?

Paul Anthony:

That’s the total that’s been identified that’s going to get reflected in the Q4 severance-related costs. There is some additional savings that we’re still focused on as we move into the year.

Lucas Baranowski:

Okay, thank you. Then I guess, turning to the Backbone Consultants acquisition, $3.6 million in trailing 12-month revenue. Is there anything you could tell us about how fast that was growing, preferably on a trailing 12-month basis?

Paul Anthony:

I don’t have that number at this point. We’re still working through some of the specifics on the timing and cut-off, but we do know, at least over the last three years, they were looking at 20%-plus year-over-year growth.

Lucas Baranowski:

Okay, great. Then finally, the recently announced partnership with LogicGate; is there any potential for that to maybe expand beyond just that one service offering?

Caleb Barlow:

That’s a very good question, and actually that is one of the things we’re evaluating. We are looking at it; I think there’s actually a very good chance that we may be able to use that solution in a couple of different areas.

Lucas Baranowski:

Okay, great. That’s all I had.

Operator:

Thank you. We’ll now take our next question from William Gibson from ROTH Capital Partners. Please go ahead, sir, your line is open.

William Gibson:

Thank you. In regards to LogicGate, how does that work from a revenue perspective? Is it an added cost to you when you book the revenue of the deal, or do you book your share? How does that work?

Paul Anthony:

Yes, in the case—so, I mean, it’s a couple of different ways. The primary way that we’re looking for is this is just going to be a cost of using the tool for us, so we’ll sell it as managed services, and this will be just one of our cost to goods sold that runs through the business. There may be situations where we may support our customers or their customers, and where there may be some referral fees or other types of arrangements. But the core service is going to wrapped in as a managed service and the cost will show up as a cost to goods sold.

William Gibson:

Yes. In regards to remediation and the completion of one large customer, was there nothing else on backlog, or how’s the backlog look in that area?

Caleb Barlow:

Well, the thing to keep in mind anytime we’re dealing with remediation work is that we go in and identify all the challenges that a company might have. Oftentimes, that can involve the purchase of products, solutions, implementation services, staffing, any or all of the above. That’s where you ultimately enter the challenge of that client’s own budgeting process and their own prioritization.

As more and more breaches occur in this space, and in my opinion, more importantly, as those breaches move away from just people stealing data, which is what we’ve seen historically, to institutions actually being forced to shut down or not being able to see patients, you can imagine, that changes the dynamic of that budgeting conversation significantly. I mentioned this on the Strategy call last week, but we saw, last month, three hospitals in Alabama be forced to stop seeing patients because they were locked up with ransomware. A clinic in California actually had to shut their doors. They couldn’t pay their ransom, they couldn’t access schedules, they couldn’t access patient records, and it sounds like the liability of continuing to see patients without having the history was too great that they just closed their doors.

In my opinion, I think we’re going to start to see a real shift here if we see more and more of these destructive attacks in terms of how people budget. But at the end of the day, that’s why this business is lumpy. Nobody has the money to fix it all, so it’s really about prioritizing what are they going to fix, and that may or may not involve services from us.

William Gibson:

Ah, thank you. Just one last question in regard to 2020; any sense of where we end up on a non-GAAP adjusted basis? Are you aiming for a cash flow breakeven?

Paul Anthony:

We’re still working through some of those projections, Bill. We’ve still got a lot of things that we’re looking at from the sales and marketing side, so we’re not ready to really provide that yet.

William Gibson:

Ah, thank you.

Operator:

Thank you. We’ll now take our next question from Ross Taylor from ARS Investment Partners. Please go ahead.

Ross Taylor:

Thank you. Gentlemen, I was looking for a little bit more color still on the sales and marketing ramp-up and the ability to bring new people on, and how quickly they can hit the ground and run with the opportunities. Additionally, what kind of skillsets are we looking for, and do you think we’re two salespeople short, or are we 10 or more salespeople short?

Paul Anthony:

Hey Ross, great question. Let me just parse what I can say here. As you can imagine, good salespeople have jobs, and then good salespeople typically work those scenarios close to the end of the year because that’s when they get paid, right?

Put another way, we’ve got a lot going on in the background, but not a lot I can talk about publicly yet in terms of how we’re going to rebuild that team. As you can imagine here as well, we need skills that not only have expertise in healthcare and speak that language, but understand this evolving security market. The good news here is, I started looking for the right people and we really put out a big initiative across the team, really, as soon as I came in the door. I think we’ve got a good slate of people we’re looking at, we’ve just got to close those opportunities, bring them over the fence and get them moving.

Now in terms of the ramp-up period, it’s going to vary a lot by the skill level we’re going to bring in. You’ll obviously see a mix there of some highly skilled people that come with networks, they can get started right away, as well as, maybe, some younger pups to round that out.

In terms of the number, what we’re looking to do is get back up to the realm of eight to 10 salespeople, and we’re running at about half that right now.

Ross Taylor:

Okay, cool. I’d like to say, Caleb, there’s a lot of excitement around what you’re bringing to this Company, but as a long-term shareholder, I have to say that I’m exceptionally frustrated by the missteps that the Board made that basically allowed this sales situation to get to where it is while the Company was focused on the saving and righting the business that you guys sold earlier this year. As a result, I think that it would be helpful—as an investor, I’d love to see you surrounded by a more competent and more value-added Board that helps you grow in this position, because I think it sounds like you’ve got a lot of great ideas and a lot of energy, and you can be able to make it work if we put the right people around you.

I hope that we’re able to do that, and I’m excited to see what you can do when we do. Thank you.

Caleb Barlow:

Thank you, Ross. Understood, and as you know from our conversations, I’m focused on the go-forward.

Ross Taylor:

Yes, and you’re doing good. I think—and I appreciate the effort you guys made with the call last week, and I appreciate the amount of information, and quite honestly, the honesty that you’re putting out to shareholders. I think that should build a strong base with us, and hopefully somewhere in here, we’ll start to reward you for your efforts.

Caleb Barlow:

Appreciate that.

Operator:

Thank you. We’ll now take our next question from Jeff Bash from Fintek. Please go ahead, your line is now open.

Jeff Bash:

Good morning, Caleb.

Caleb Barlow:

Hey, Jeff.

Jeff Bash:

I see a major risk to the Company as some kind of initial health insurance scheme where customers would be more concerned about survival than cybersecurity. I’d be curious if you see it that way, and if so, how much of a priority is expanding the Company’s horizons beyond healthcare?

Caleb Barlow:

Well, that’s a very good question, Jeff. I think if we look at healthcare and reimbursement in general, there has been pressure in this environment for years, and there’s no sign that that’s going to slow down anytime soon.

Now what’s also interesting about this is, I think the key here is looking at adjacencies where we can continue to grow. The good news about this Company, and one of the things that really attracted me to it, is, let’s face it, it’s operating in one of the most difficult markets out there, right? Healthcare not only has one of the largest threat landscapes, the cost of a data breach in healthcare is more than double the cost of a breach in any other industry, and it is a market where, generally speaking, the security posture is immature relative to, let’s say, financial services or energy, and much of their other (phon) part in the industry.

But what’s also fascinating about it is that, because of the regulatory pressure on this market, healthcare actually looks a lot more like where other markets are headed. If you’ve been following GDPR in Europe, which again, most people have been ignoring because it’s a European regulation, the California Consumer Privacy Act mirrors GDPR, and we’re going to start to see both fines go up, we’re going to start to see more regulatory pressure here. The type of work we do, the assessments we do upfront, not only is that going to relay into all the adjacencies around healthcare, but you’re going to start to see it appear in other markets.

From my perspective, yes, this is something we’re always watching. I mean, I think the good news there is if we start to see major pivots in healthcare, we’re all going to have plenty of warning of when that’s going to occur. But there’s a lot of opportunities in adjacencies. I think we walked through a bunch of that on the call, but there’s at least a half a dozen other areas in the market that are going to start to look more and more like this.

Look, what I want to do—and this was a big part of acquiring Backbone, let’s shore up our stronghold in healthcare. By adding in things like EPCS audits, the ability to go in and do a Sarbanes-Oxley audit, I mean, those were big gaps, if you will, in our offerings that we’ve now really shored up. That also gives us the ability not only to continue to grow in healthcare, but to really start to stretch our arms into some of those adjacencies.

Jeff Bash:

Okay, thanks. Now, on Backbone, I went and took a lot at the website, and if you read through the website, there’s no evidence, particularly, that there’s a focus on healthcare, which the three large customers certainly suggest in terms of how revenues have turned out. I mean, you see financial companies mentioned, so forth and so on. Is that coincidental where the opportunity lay, or is Backbone really well-positioned to help diversification outside of the healthcare area, if you choose to make that a focus?

Caleb Barlow:

How do I put this without completely offending my friends at Backbone? Their website… I mean, these guys operated off their reputation, right? They are three highly regarded consultants. Their website, honestly, it was a bit of an afterthought. There’s a laundry list of different things they do out there. I wouldn’t put any real credence in the website relative to where they’ve built their businesses.

Do you know what the percentage of healthcare versus non-healthcare is for them, Paul?

Paul Anthony:

I don’t know the specifics.

Caleb Barlow:

Yes. I mean, they definitely have—most of their business is healthcare and healthcare-related, but this is also part of what I liked about it relative to your earlier question. Some of what they’re doing, in fact a lot of what they’re doing are in the adjacencies. One of their biggest clients is a medical device manufacturer, where they go in and provide all kinds of security consulting, auditing and assessment work. They’re doing work directly for two large EHR vendors. Still healthcare, but slightly adjacent to what we do today.

Now, there are some areas where they’re totally outside of healthcare, but again, this goes back to my point about experimenting a little bit in markets that are very similar. I don’t want to scare anybody that we’re walking away from healthcare, but they’re also doing some work with state and local government.

You’ll also see some things on their website that you’re probably scratching your heads on, what in the world does this mean? They’re doing auditing around body-worn camera. Well, it turns out that the data collection and storage of the video captured from a body-worn camera, in certain states, just like we would treat the private information and medical record, you have to audit, what are you doing with that? How are you storing it? Who’s got access to it? What kind of security provisions do you have around it?

Although it sounds like something totally disconnected from healthcare, it’s actually very analogous to what we do today, once you get underneath what the actual work is. Again, mostly in healthcare or the related adjacencies; I like that a lot because it shores things up a bit, gives us a little bit of an opportunity to stretch our legs and arms but doesn’t move us too far away from our base.

Jeff Bash:

Ah, good. Next question, I’m a little surprised at all the sales departures. If you can add any color there, it’d be nice, but I’m more interested in whether you see part of the sales issues being perhaps some elements of slowing industry growth, more competitive pricing, our service offerings aren’t exactly what the market’s demanding; in other words, larger problems than just hiring good salespeople.

Caleb Barlow:

I think there is… Let me go through and parse through that, because I think there’s—let me unpack that. First of all, in terms of the actual sales departures, some of them are people that voluntarily left. We had hired some people that were a little more product-focused than services-focused, and it just wasn’t a fit. In addition to that, there were some that, frankly, we let go. Just understand, there’s a bit of a mix there.

The second piece of this, if I look at the market direction, pricing pressure; pricing pressure, I haven’t seen it, per se, but it is an area that I want to dig underneath. I’ll just tell you, a hundred days in, it hasn't been a place that I’ve had the time to really go in and focus. My bigger question isn’t so much, is there downward pressure, I’m questioning what will the market bear? I mean, you have to remember, many of these hospitals that are located in regional areas, they can’t hire the people even if they’re willing to pay them what they’re worth. They just can’t get them to work for them. We see an opportunity there, and I want to really look at our pricing in-depth.

I think it’s a really good question. Ask it to me again next quarter and the quarter after it, and I think I’ll have a lot more of a precise answer for you.

In terms of overall market pressure, I don’t see it yet. I mean, yes, there certainly may be issues where reimbursements at healthcare institutions may become more challenging. I don’t think we’re seeing that yet, at least not at a serious scale, but it’s absolutely something we’re going to watch.

On the other hand, as—remember, we are right at the point where these institutions are moving from seeing the attacks being data exfiltrations, to seeing them have a kinetic impact. That changes the dialog completely in a healthcare institution. God forbid we ever see someone actually manipulating data, where you start to break trust, and then things will change even more significantly.

This is part of what’s kind of interesting about a market like this, it’s three-dimensional. It’s not just the pressures in the market and the offerings you bring to bear, but it’s also bad guys and what they do. If they put more pressure on this market, then budgets are going to increase in this space, and we continue to see that.

Now, lastly, in terms of our offerings, there are absolutely some offering changes that we want to make. I don’t think we have a scenario today where our offerings are falling behind, other than penetration testing. We outlined on the Strategy call, our penetration testing business needs a total reboot. The good news there is we brought in Ben Denkers. He has a lot of expertise in this area, and we think we can actually reboot that into more of what’s called red teaming, where you go in and literally act as an adversary in a full-scale multi-faceted attack pattern. People are willing to pay a lot more for that, it’s a lot more demand, and that’s what we’re going to do.

We are looking at other areas of our offerings just to make sure we’ve got them shored up. One of the other things I talk about on the Strategy call, for example, is the need to bring some level of threat awareness into our assessments. Those are examples of what we’re doing.

Jeff Bash:

Okay, great. That answer leads into my last question; I share ARS Investment Partners’ disappointment in where the Company’s got itself, and from a different perspective, which I’d like to hear your comment on, you have an acquisition background at IBM, you just made a great acquisition, it looks like, in Backbone. You may come across others or may have them on the radar already, and with the stock price at this level, it’s extremely horrible to be in a position of issuing stock under $3 for acquisitions. I’m wondering, what’s your general comment on that, and where do you stand in terms of being able to use debt financing, because if you’ll recall, CynergisTek itself was acquired by Auxilio for almost entirely debt in the beginning of 2017.

Caleb Barlow:

I think you’re hitting a key, both opportunity and challenge. On the opportunity side, there are a variety of companies out there like Backbone, and what I love about this segment of the market, even though it’s small, is that there are companies out there that you can pick up that basically have no overhead. Not only do they fit in, but they fit in quickly, you can integrate them quickly, and they’re accretive. Also remember, when we buy something, we’re not a product Company, we’re a services Company. I mean, I think of all the integration checklists and timeframes and plans I would have to build on my former job. They’re so much easier here because I’m not integrating products and developers, and developer methodologies. We’ve just got consultants.

Now, the question then becomes, as those opportunities arrive, how do you pay for it? You hit exactly the problem. I’m keenly focused on it; Paul and I are working together with the Board, as well as having lots of conversations with folks like all of you on the phone, to figure out how to best navigate those tricky waters and come up with solutions that’ll allow us to continue to grow.

Look, I realize that’s a non-answer, other than saying, yes, I’m keenly aware of the problem, and we’re looking at all of the different options that will benefit our shareholders.

Jeff Bash:

Okay, thanks. That’s it for me, and we’ll go to someone else now.

Caleb Barlow:

Thank you, sir.

Operator:

Thank you. Again, as a reminder, if you would like to ask a question today, it’s star, one on your telephone keypad.

We’ll now take our next question from Avi Fisher from Long Cast Advisers. Please go ahead, your line is open.

Avram Fisher:

Thank you. Paul, you mentioned that core revenues would be flat for the remainder of the year. Can you break it down, please, between managed services and professional services?

Paul Anthony:

We don’t usually give that level of guidance, Avi, but I would assume, in general though, it’s going to be probably similar to what we experienced last quarter.

Avram Fisher:

Managed services should continue to grow in the 10% to 15% range?

Paul Anthony:

Yes.

Avram Fisher:

Okay. Jeff asked my question about the risks, the issues around the $4 million in cash balance so I won’t dig into that. I am curious, I’m wondering, if you see competition; do you see it mostly from other companies pursuing the same clients, or from customers deciding to in-source, or some other form of competition? I’m curious where you see that.

Caleb Barlow:

It’s interesting, Avi. I don’t want to over-rotate on this, but there’s not—on one hand, there’s not a ton of traditional competition in this segment of the market, which is part of what makes it interesting, right? I kind of drew a bit of a picture out on the Strategy call of where the bulk of the market sits, and where it’s just really frothy with competition. We’re kind of on the edges of that. Now don’t get me wrong, we still have competition, both from kind of the big four consulting firms, as well as just small, mom and pop regional players.

The challenge you have to keep in mind, when you walk into one of these hospitals, unlike almost every other industry, is a cybersecurity incident is not the worst thing that can happen in one of these institutions. They are constantly balancing what they want to spend on information security relative to what they want to spend on all of the other initiatives they have to save people’s lives. That’s the first dynamic. There’s a little bit of a dynamic of—it’s really more about competition in the budget than it is competition with other players.

I think the better job we do in messaging and awareness and education, things like the CAPP program where they can ask us questions anytime they want, those things are really important to help and drive that.

I also think one of the things Backbone brings to the table where they operate that trusted advisor level can really be helpful, because you want to get out in front of their issues at the budgeting process when they’ve got the opportunity to actually make some changes. That’s the big piece of this.

Now, I do think that we are starting to see a shift, and I just came back from a conference last week where we were meeting with a lot of the top CIOs in healthcare institutions. You could definitely see an emerging trend between the sophisticated and the less sophisticated. I don’t mean sophisticated in terms of their people, I mean, in terms of their budget, their program, the size of investments they would make. The more sophisticated clients are becoming aware of this threat, aware of who’s the actor, what’s the campaign, what’s the motivation coming at them. The minute you start to understand that, and you start to understand what are they trying to get, versus just, oh, I need to buy certain products and certain solutions, it changes the whole dialog.

Part of what we’ve got to do is make sure we’re front and center in that new conversation as it’s emerging with these more sophisticated clients, because those are the folks that are ready to make a bigger spend.

Avram Fisher:

Okay. In terms of getting in front of the right people, is Mac going to continue to sell? Is he going to at all be involved in marketing and selling at all going forward?

Caleb Barlow:

I think Mac is looking to legitimately retire, but let me tell you, I am going to probably cajole him every now and then to make a call on a customer. Look, a lot of folks have asked Mac and I, hey, how do you guys get along, what happens when you disagree? I will tell you, one of the great things about this job is a great friendship has emerged out of this. Mac and I have been travelling on the road together now for a month and a half or so. He literally has me eating breakfast at Chick-fil-A which, it’s turned out, is a delicious thing. There’s a great dialog there, and it’s really—if you think about most CEO transitions, usually the first thing the new CEO does is blame everything on the guy that’s leaving, and runs in and takes over with all their new ideas.

This has really given me the opportunity, client by client, to have that face-to-face introduction, but also giving me the opportunity to have a private sounding board for new ideas, “What do you think of this?” Mac is not only incredibly supportive in that, but he’s also really helping to step back where he needs to step back.

Avi, I think it will be a bit of a mix, but I’m sure he’s hoping to get out there and do some new things. At the same time, I think I’ve always got a lifeline there when I need it.

Avram Fisher:

I think, you talked about blaming the prior CEO. I think based on—I think a lot of shareholders actually blame the Board, and you’ve mentioned the need for improvement in the Board. What steps are going to be done—and other people asked about it. Short of hara-kiri, what steps are being done to improve the Board?

Caleb Barlow:

I don’t want to go into a whole lot of detail on that just because we have a Board meeting in the next couple of days, but look, we have received suggestions from many of you, we have received nominations from some of you. We take all of that very seriously, and it will be part of a big discussion at this week’s Board meeting.

Avram Fisher:

Awesome, look forward to hearing more color on that. Thanks and good luck.

Caleb Barlow:

Thank you.

Operator:

Thank you. There are no further questions at this time. I’d like to now turn the conference back to Caleb Barlow for any additional or closing remarks.

Caleb Barlow:

All right, thank you, Operator. I want to thank you all for joining the call today and your feedback over the first hundred days as my time as the CEO, and a special thank you to all of the veterans out there: Happy Veterans Day, and thank you for your service.

I look forward to talking with all of you over the coming months.

Operator:

Ladies and gentlemen, this concludes today's call. Thank you for your participation. You may now disconnect.